UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 11, 2007
America Service Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23340	51-0332317

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

105 Westpark Drive, Suite 200, Brentwood, Tennessee	37027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 373-3100
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          (c) On December 12, 2007, the Board of Directors (the “Board”) of America Service Group Inc. (the “Company”) elected Richard Hallworth President and Chief Operating Officer of the Company. Michael Catalano will continue to serve as Chairman of the Board and Chief Executive Officer of the Company.
          Mr. Hallworth, 52, was previously Chief Operating Officer of the Company and the President and Chief Executive Officer of Prison Health Services, Inc. (“PHS”), the Company’s primary operating subsidiary, positions he had held since joining the Company in March 2006. Mr. Hallworth served as Chief Operating Officer for Tufts Health Plan, a health insurance company, from May 2002 to June 2005 and Senior Vice President of Administration and Chief Financial Officer for Tufts Health Plan from September 1998 to May 2002. At Tufts Health Plan, a national leader in the managed care industry, Mr. Hallworth was responsible for all company operations. Prior to joining Tufts Health Plan, Mr. Hallworth was a partner at Ernst & Young, LLP and was responsible for leading the healthcare practice in the Portland, Maine office.
          (e) On December 11, 2007, after consideration of presentations and recommendations of management and independent compensation consultants, and such other matters and information as deemed appropriate, the Incentive Stock and Compensation Committee of the Board (the “Compensation Committee”) approved resolutions with respect to fiscal 2008 base salaries of the Company’s named executive officers.
     The base salary levels, effective January 1, 2008, of the Company’s named executive officers were set as follows:

Name	Title	2008 Base Salary	2007 Base Salary

Michael Catalano	Chairman of the Board and Chief Executive Officer	$578,136	$550,000
Richard Hallworth	President and Chief Operating Officer	$344,760	$330,000
Michael W. Taylor	Executive Vice President and Chief Financial Officer	$317,220	$300,000
Lawrence H. Pomeroy	Senior Vice President and Chief Development Officer	$259,080	$250,000
Carl J. Keldie, M.D.	Corporate Medical Director of PHS	$329,163	$318,033
          On December 12, 2007, based on the recommendation of the Compensation Committee, the Board approved the Company’s 2008 Incentive Compensation Plan (the “Plan”). The Plan is designed to award lump-sum bonuses to the Company’s executive officers, including the named executive officers, and other eligible employees based on the financial performance of the Company.
          The financial performance measure for the Plan is “corporate adjusted EBITDA” and the target is determined by the Board. The Company defines corporate adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, corporate restructuring expenses, Audit Committee investigation expenses and share-based compensation expense. The Company includes in corporate adjusted EBITDA the results of discontinued operations under the same definition.
          The targeted payout for fiscal year 2008 for each of the named executive officers is 50% of base salary, with a maximum incentive opportunity of 100% of base salary. For the named executive officers, other than the Corporate Medical Director, the payout is determined solely on the Company’s financial performance. Given the unique nature of the Corporate Medical Director’s job in ensuring the quality of the delivery of health care by setting standards and monitoring care, his incentive is determined based on the achievement of qualitative goals as determined by the Chief Operating Officer with the approval of the Ethics and Quality Assurance Committee of the Board. No incentive compensation is paid to any of the named executive officers if actual corporate adjusted EBITDA is below 100% of the target corporate adjusted EBITDA determined by the Board.
          All incentive compensation payments will be made only to the extent of available funding. Available funding for incentive compensation payments is equal to 50% of the earnings generated in excess of the target corporate adjusted EBITDA determined by the Board, taking into account accruals per plan for incentive compensation for division, region, district and site financial performance.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
          (a) On December 12, 2007, the Board approved amendments to the Company’s By-laws, effective as of December 12, 2007. The amendments (i) revised the required officers for the Company, (ii) revised the duties, powers and authority of the Company’s officers and (iii) permitted the Board to elect a Chairman Emeritus. The foregoing summary is qualified in its entirety by reference to the By-Laws, as amended and restated through December 12, 2007. A copy of such By-Laws is attached as Exhibit 99.1 hereto and incorporated herein by reference.
Item 8.01. Other Events.
          The Board elected Michael W. Taylor, Chief Financial Officer and Treasurer of the Company, to Executive Vice President. J. Scott King, General Counsel for PHS, was elected Vice President and Secretary of the Company. Additionally, the Board elected William D. Eberle, Chairman Emeritus of the Board. The Chairman Emeritus shall be a member of the Board and have such power and perform such duties as delegated in accordance with the Company’s organizational documents.
Item 9.01. Financial Statements and Exhibits.
                (d) Exhibits:
99.1	By-Laws of America Service Group Inc., as amended and restated through December 12, 2007.

Signatures
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA SERVICE GROUP INC.
Date: December 17, 2007	By:	/s/ Michael W. Taylor
Michael W. Taylor
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

99.1	By-Laws of America Service Group Inc., as amended and restated through December 12, 2007.